Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – April 12, 2021

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Announces Personnel Changes and a Sales Update

PHILADELPHIA, PA, April 12, 2021 – Urban Outfitters, Inc. (NASDAQ:URBN), earlier this morning announced a personnel change at the Anthropologie Group.  Hillary Super has stepped down as Global Chief Executive Officer.  Her last day was Friday, April 9th.  We thank Hillary for her service over the past four years and wish her well in the future.

Beginning today, Tricia D. Smith, has joined the Anthropologie team as the new Global Chief Executive Officer. Ms. Smith brings with her impressive retail experience earned over 26 years spent within the Nordstrom merchant organization where she was Executive Vice President, General Merchandise Manager of Women’s, Young Contemporary, Designer, and Specialized Apparel. In 2019, Tricia left Nordstrom to become Executive Vice President, Chief Merchandising Officer, of Tilly’s.

“We are pleased to welcome Tricia into the URBN family,” said Richard A. Hayne, Chief Executive Officer, URBN.  “She is an accomplished leader with extensive merchant experience. She understands the Anthropologie customer, and I’m confident she will successfully expand the brand’s equity and reach," finished Mr. Hayne.

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Separately, URBN is pleased to report that total Retail segment comparable net sales thus far during the first quarter of Fiscal 2022 have increased by high single-digits versus Fiscal 2020.  In North America, better sales were driven by double-digit ‘comp’ results at both the Free People and Urban Outfitters brands while Anthropologie sales have improved substantially but remain slightly negative. Due to COVID-19 induced restrictions, most of our European stores have remained closed in Q1, however, UK stores are scheduled to re-open today. Fortunately, exceptionally strong, triple-digital on-line sales increases have largely offset the loss of store sales.

Urban Outfitters Inc. (URBN) is a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands.  The Company’s brands offer lifestyle-oriented general merchandise and consumer products through 644 stores in the United States, Canada and Europe, global websites, and catalogs.  Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions or public health crises, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, any material disruptions or security breaches with respect to our technology systems, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate (including the uncertainties associated with the U.S. Tax Cuts and Jobs Act), changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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